AGREEMENT FOR PURCHASE OF ASSETS

     THIS AGREEMENT, dated as of January 1, 1995 between and among VINTAGE, INC., a Delaware corporation having its principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29621 (hereinafter referred to as "Vintage" or the "Buyer") and SEGUE, LTD., a California corporation having its principal executive offices at 102 West 38th Street, New York, New York 10018 (hereinafter referred to as "Segue" or the "Seller") and NEIL FRIEDMAN, an individual having his principal place of residence at 37 Hemlock Ridge Road, Weston, Connecticut 06883 (hereinafter referred to as "Shareholder").

     WHEREAS, Hampshire Designers, Inc., a Delaware Corporation having its principal executive offices at 215 Commerce Boulevard, Anderson, South Carolina 29621, (hereinafter referred to as "Hampshire"), is the sole stockholder of Vintage.

     WHEREAS, Friedman is the president, the sole director and the sole stockholder of Segue.

     WHEREAS, Segue designs, markets and distributes fashion sweaters and related knitted and woven apparel, the majority of which is imported through Global Services, Ltd. and Keynote Services, Ltd.

     WHEREAS, the Seller desires to sell, and the Buyer desires to purchase certain assets of the Seller (the "Purchased Property" as hereinafter defined), which property constitutes substantially all of the assets of Segue as of the Purchase Date, all upon the terms, and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, representations warranties and mutual agreements herein set forth, the Buyer and the Seller and the Shareholder hereby agree as follows:

1. DEFINITIONS

     As used herein, the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

     (a) "Purchase Date" shall mean as of 12:01 A.M. Eastern Daylight Savings Time, January 1, 1995.

     (b) "Closing" shall have the meaning set forth in Section 6 hereof.

     (c) "Closing Date" shall mean 1:30 P.M. Eastern Daylight Savings Time on February 15, 1995, or such other date as the parties shall mutually agree upon in writing, but in any event not later than February 28, 1995.

     (d) "Premises" shall mean the real property leased to Segue as described on
Exhibit 1, attached hereto and made a part hereof.

     (e) "Premises Lease" shall mean that certain lease made as of the 2nd day of September, 1992 between 38 & 6 ASSOCIATED and SEGUE, LTD., attached hereto as
Exhibit 2 and made a part hereof respecting the property (the "Property") described thereon.

     (f) "Equipment and Other Leases" shall mean any lease covering Machinery and Equipment used by Segue at the Premises or at any other location other than the Premises or real estate lease other than for the Premises, listed on Exhibit 3, annexed hereto and made a part hereof; copies of which have been delivered to the Buyer.

     (g) "Accounts Receivable" shall mean any and all receivables of Segue, including, but not limited to, all trade accounts receivable, balances due from factors and other receivables acceptable to the Buyer.

     (h) "Finished Inventory" shall mean Segue's inventory of finished Products on the Purchase Date, including such finished Products in transit and held at contractors.

     (i) "Other Inventory" shall mean all samples, work-in-process and raw materials relating to the design, manufacture and distribution of Products, and packaging and empty cartons, located on the Premises and held at contractors on the Purchase Date, for use in connection with the operations, plus additions thereto through the Closing Date, in which Segue had or shall have any rights, title or interest, together with any rights of Segue to the warranties received from vendors with respect to such inventory and any related claims, credits, rights of recovery and set-off with respect thereto.

     (j) "Machinery and Equipment" shall mean any and all of the machinery and equipment, including, but not limited to, sewing machines and other machines, hand tools, tooling, owned or used by Segue in the design, marketing and distribution of Products, or located at or on the Premises, including, without limitation, those items listed on Exhibit 7, annexed hereto and made a part hereof, and in which Segue had any rights, title or interest as of the Purchase Date, plus additions thereto through the Closing Date, and all of the replacement parts for any of the foregoing in which Segue had or shall have as of such dates any rights, title or interest, together with all information, patents, drawings, manuals and data relating to the operation of the machinery and equipment and the manufacture of Products and any rights of Segue in and to the warranties and licenses, if any, received from manufacturers and vendors of the aforesaid items and any related claims, credits, rights of recovery and set-off with respect to the Machinery and Equipment.

     (k) "Intangible Property" shall have the meaning set forth in Section 2(a)(v) hereof.

     (l) "Other Property" shall mean all Purchased Property described in Section 2(a) hereof other than Machinery and Equipment, Finished Inventory, Other Inventory and Intangible Property.

     (m) "Purchased Property" shall have the meaning set forth in Section 2(a) hereof.

     (n) "Excluded Property" shall have the meaning set forth in Section 2(a) hereof.

     (o) "Purchase Orders" shall mean those open purchase orders of Segue listed on Exhibit 10, annexed hereto and made a part hereof, copies of which have been delivered to the Buyer.

     (p) "Sales Commitments" shall mean those open sales orders, commitments and agreements of Segue to sell Products listed on Exhibit 11, annexed hereto and made a part hereof, copies of which have been delivered to the Buyer.

     (q) "Accounts Payable" shall mean trade accounts payable for the manufacture or purchase of Products delivered to Segue or services rendered for Segue (the "Accounts Payable"), but limited to those items listed on Exhibit 12, attached hereto and made a part hereof.

     (r) "Accrued Expenses and Other Liabilities" shall mean accrued expenses and other liabilities of Segue such as accrued vacation of Transferred Employees but excluding accrued payroll and employee benefits, and excluding liabilities for federal and state income taxes ("Accrued Expenses and Other Liabilities"), but limited to those items listed on Exhibit 13, attached hereto and made a part hereof.

     (s) "Licenses and Permits" shall have the meaning set forth in Section 2(a)(x) hereof.

     (t) "Other Contracts" shall mean those employment agreements, service contracts and other agreements not constituting Premises Lease, Equipment and Other Leases, Purchase Orders, Sales Commitments or Licenses and Permits, which are listed on Exhibit 14, annexed hereto and made a part hereof, to the extent that any of such contracts remain executory after the Purchase Date, copies of which have been delivered to the Buyer.

     (u) "Assumed Contracts" shall mean collectively the Premises Lease, Equipment and Other Leases, Accounts Payable, Accrued Expenses and Other Liabilities, Purchase Orders, Sales Commitments, Other Contracts and Licenses and Permits related to the operation of Segue.

     (v) "Transferred Employees" shall mean those employees of Segue engaged in the design, marketing and distribution of Products and listed on Exhibit 16, annexed hereto and made a part hereof, whose employment by Segue is terminated as of the Closing Date and whose employment by Vintage, as hereinafter provided in Section 8(e), begins on the Closing Date.

     (w) "Products" shall mean men's, women's and children's sweaters and related knitted and woven apparel, including, but not limited to, blouses, tops, vests, dresses, skirts, slacks, suits and coats.

     (x) "Vintage Preferred Stock" shall mean the Vintage, Inc. Series A preferred stock, no par value per share, a copy of which is attached hereto as
Exhibit 27.

     (y) "Vintage Common Stock" shall mean the Vintage, Inc. common stock, $0.10 par value per share, of which a copy of a certificate therefor is attached hereto as Exhibit 29.

     (z) "Hampshire Common Stock" shall mean the Hampshire Group, Limited common stock, $0.10 par value per share, of which a copy of a certificate therefor is attached hereto as Exhibit 30, to be delivered pursuant to Section 3(b) hereof.

          (aa) "Financial Statements" shall have the meaning set forth in
     Section 6(t) hereof.

          (bb) "Budget" shall mean the Segue/ Vintage Budget prepared by the Segue staff for the year ending December 31, 1995, attached hereto as
     Exhibit 23 and made a part hereof.

          (cc) "Escrow Agreement and Joint Escrow Instructions" shall mean the agreement between and among the parties hereto setting forth the delivery instructions for the "Contingent Purchase Price" as set forth in Section 3(c) hereof attached hereto as Exhibit 33 and made a part hereof.

          (dd) "Escrow Agent" shall mean that individual appointed by the parties hereto to serve in the responsibilities set forth in the Escrow Agreement.

          (ee) "Fair Market Value" shall mean the average mean between the last quoted bid and asked prices on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for the twenty trading days immediately preceding the Determination Date. If the Hampshire Common Stock is not quoted on NASDAQ, or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the parties to be the fair market value of the Stock based upon a good faith attempt to value the Hampshire Common Stock accurately.

          (ff) "Determination Date" shall mean the date that the Hampshire Common Stock is to be delivered in accordance with Section 3(c) hereof.

2. PURCHASE AND SALE OF THE PURCHASED PROPERTY

     (a) Purchase. Subject to the terms and conditions herein set forth, on the Closing Date, the Seller shall sell, transfer and assign to the Buyer and the Buyer shall purchase, all of the Seller's rights, title and interest in and to the Purchased Property described below, free and clear of all mortgages, liens, charges, encumbrances or security interests of any nature whatsoever other than those expressly described on Exhibit 15, attached hereto and made a part hereof. As used in this Agreement, the "Purchased Property" shall mean all tangible and intangible assets of the Seller other than furniture and fixtures, either owned, leased or otherwise held by the Seller on the Purchase Date, plus any and all additions thereto through the Closing Date, including, without limitation, all of the items described below:

          (i) All Accounts Receivable including, without limitations, those items listed on Exhibit 4, attached hereto and made a part hereof;

          (ii) All Finished Inventory and Other Inventory including, without limitation, those items listed on Exhibit 5, attached hereto and made a part hereof (to be confirmed by audit);

          (iii) All non-inventoried supplies, tooling, repair parts and other assets located on the Premises, held at contractors or used in the operations of Segue on the Purchase Date, plus additions thereto through the Closing Date, excluding items consumed, abandoned or disposed of in the normal course of operations as obsolete or worn out;

          (iv) All Machinery and Equipment, including, without limitation, those items listed on Exhibit 7. Said Exhibit 7 shall be amended to include any additions to machinery and equipment, and tangible personal property other than inventory and furniture and fixtures owned by the Seller and used in the operations between the Purchase Date and the Closing Date;

          (v) All intangible personal property and rights of the Seller, including, without limitation, all patents, trademarks, service marks, trade names, copyrights, (whether registered or unregistered) designs, patterns, computer programs and program products, inventions, know-how, trade secrets, customer lists, other similar rights, claims against third parties and all other rights owned, held or leased by the Seller on the Purchase Date, plus additions thereto through the Closing Date, and all goodwill of the Seller relating to the business and operations of Segue (collectively the "Intangible Property") including, without limitation those listed on Exhibit 8, annexed hereto and made a part hereof;

          (vi) All of Seller's Purchase Orders, Other Contracts or other commitments to suppliers, of goods and services for undelivered materials, supplies or other items to be utilized in the operations after the Purchase Date as listed on Exhibits 10 and 14 hereof;

          (vii) All Sales Commitments, contracts and orders obligating the Seller, or outstanding proposals by Segue to sell Products to customers, after the Purchase Date as listed on Exhibit 11 to the Agreement;.

          (viii) The Premises Lease described on Exhibit 2 hereof;

          (ix) All Equipment and Other Leases covering machinery and equipment used at the Premises or in the operations of Segue and any private or public warehouses, used in the operations of Segue, and listed on Exhibit 3 hereto;

          (x) All government permits, authorizations and licenses which are transferable and owned or held by the Seller and used in the operations, (collectively, the "Licenses and Permits"), including, without limitation those described on Exhibit 18. attached hereto and made a part hereof;

          (xi) The parties agree that the Purchased Property includes all assets owned by Segue and all assets used in the operations of Segue, including, but not limited to all assets located on the Premises on the Purchase Date and on the Closing Date except those assets specifically excluded (the "Excluded Property") as listed on Exhibit 9, attached hereto and made a part hereof.

     (b) Sale at Closing Date. The sale, transfer, assignment and delivery by the Seller of the Purchased Property to the Buyer, as herein provided, shall be effected on the Closing Date by bills of sale, endorsements, assignments and such other instruments of transfer and conveyance sufficient to convey full and clear title pursuant to Section 5 and substantially similar to those attached hereto as Exhibit 20.

     (c) Subsequent Documentation. The parties shall, at any time and from time to time after the Closing Date, upon the reasonable request of either party and at the expense of the requesting party, execute, acknowledge and deliver or will cause to be executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to the Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession any or all of the Purchased Property to be purchased by the Buyer as provided herein or documents for the benefit of the Seller.

     (d) Assignment and Transfer of Contracts and Warranties. On the Closing Date, the Seller shall assign and transfer to the Buyer and the Buyer shall acquire, all of the Seller's rights, title and interest in and to the Assumed Contracts and all other warranties and other contractual rights as to third parties held by or in favor of the Seller with respect to the Purchased Property and the Premises. To the extent that the assignment of any Assumed Contract shall require the consent of any other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment, without consent, would constitute a breach thereof. The Seller will use its best efforts to obtain the consent of the other parties to such contracts for the assignment thereof to the Buyer. If such consent is not obtained in respect of any such Assumed Contract, the Seller will cooperate with the Buyer in any reasonable arrangement requested by the Buyer to provide to the Buyer the benefits under any such Assumed Contract, including enforcement, at the cost of the Seller and for the benefit of the Buyer, of any and all rights of the Seller against the other party thereto with respect to such Assumed Contracts.

     (e) Limited Assumption of Obligations. The Buyer shall have no obligation, direct or indirect, and shall not assume or agree to pay, perform or discharge, nor shall the Buyer be directly or indirectly responsible or obligated for, any debts, obligations, contracts or liabilities of the Seller wherever or however incurred, other than those expressly set forth herein in Exhibits 2, 3, 10, 11, 12, 13, 14, 15 and 18 (the "Assumed Obligations"); it being understood that the Seller shall remain responsible for all such other debts, obligations, contracts, claims and liabilities of Segue. The Buyer shall have executed and delivered to the Seller such instrument of assumption, substantially in the form of Exhibit 21 hereto, as may be necessary to duly effectuate the assumption by the Buyer of the Assumed Obligations.

     (f) Interim Period Conduct of Business. All operations of Segue conducted between the Purchase Date and the Closing Date (including, without limitation, all related accounts receivable and cash sales) shall be for the account and benefit of and at the expense of the Buyer as if this Agreement had been consummated on the Purchase Date, provided that if the closing does not occur hereunder all such operations shall be for the account of and at the expense of the Seller. Promptly after the Closing Date, representatives of the Buyer and the Seller shall prepare schedules reflecting the transactions entered into by the Seller during such period and the expenses allocable thereto, and on the date the adjustments described in Section 4(a) hereof are settled between the parties, the appropriate party shall make whatever cash adjustment is necessary to place the parties in the position they would have been in had the closing actually occurred on the Purchase Date. If there is any dispute between the parties as to the appropriate amount of the foregoing adjustment, then either party will submit the dispute to Arthur Andersen, independent public accountants, who shall resolve the dispute in the manner specified in Section 4(b) hereof.

     (g) The Seller hereby acknowledges that the Purchased Property includes the name "Segue" and hereby assigns this name to the Buyer; and further the Seller agrees that within fifteen (15) days after the Closing, the Seller will take such actions as are necessary to change the name of Segue, Ltd., a California corporation, to a name not including the name Segue in any form, whereby Vintage, Inc. may use the name Segue, Inc.

3. PURCHASE PRICE AND PAYMENT

     The Seller and the Buyer hereby agree:

     (a) Purchase Price. The purchase price for the Purchased Property shall be Five Hundred and Forty Thousand Dollars ($540,000), plus a contingent purchase payment of Twenty-Six Thousand (26,000) shares of Hampshire Common Stock set forth in Section 4(c) below (the "Purchase Price"). The Purchase Price shall be allocated to the tangible assets of the Sellers, as compiled on the balance sheet of Segue for December 31, 1994 (Exhibit 26) with any excess being allocated to intangible assets.

     (b) Payment of Purchase Price. On the Closing Date, the Buyer shall deliver to the Seller a bank check payable to the order of the Seller in the amount of Five Hundred and Forty Thousand Dollars ($540,000); and the Buyer shall deliver to the Escrow Agent (as hereinafter defined) two stock certificates issued in the name of the Seller representing a total of Twenty-Six Thousand (26,000) shares of Hampshire Common Stock.

     (c) Contingent Purchase Price. The Escrow Agent, pursuant to an Escrow Agreement which is attached hereto as Exhibit 33, shall be instructed to deliver to the Seller at the end of two years from the date hereof (the "Determination Date"), the number of shares of Hampshire Common Stock as equals $130,000 worth of such stock (based on the Fair Market Value of such stock) provided Vintage achieves eighty percent (80%) of the net income as set forth in the Budget for the Year Ending December 31, 1995 (the "1995 Financial Condition"), attached hereto as Exhibit 23 and made a part hereof; and to deliver the number of shares of Hampshire Common Stock as equals $130,000 worth of such Stock (based on the Fair Market Value of such stock) provided Vintage achieves an equal income performance for the year ending December 31, 1996 (the "1996 Financial Condition") as required for the year ending December 31, 1995 as set forth above. If the number of shares of Hampshire Common Stock due to Seller pursuant to this Section 4(c) is less than 26,000 shares, the Escrow Agent shall return the balance of such shares to the Buyer within five days. All transfers of Hampshire Common Stock by the Escrow Agent hereunder, shall be effected by the Escrow Agent through Hampshire. If the number of shares of Hampshire Common Stock due to Seller pursuant to this Section 4(c) is greater than 26,000, Buyer shall within five days provide to Seller such excess or the cash equivalent of such excess (based on the average value of such stock for the sixty days preceding the Determination Date). Further, if on the business day immediately preceding the Determination Date, the closing price of the Hampshire Common Stock as quoted on NASDAQ, or other exchange, is equal to or less than five dollars ($5) per share, either Buyer or Seller may, on the Determination Date, opt (the "Cash Option") that in lieu of the Escrow Agent delivering to the Seller the escrowed Hampshire Common Stock, Buyer shall pay to Seller (i) $130,000 if only one of either the 1995 Financial Condition or the 1996 Financial Condition is satisfied by Buyer pursuant to this Section 3(c) or (ii) $260,000 if both the 1995 Financial Condition and the 1996 Financial Condition are satisfied by the Buyer pursuant to this Section 3(c). In the event either Buyer or Seller exercises the Cash Option, the Escrow Agent shall return to the Buyer the escrowed Hampshire Common Stock within five days of such exercise. This Section 3(c) shall be subject to the Buyer's rights under and limitations and restrictions of Section 13 hereof. Notwithstanding the above, the shares of Hampshire Common Stock shall not be delivered on the Determination Date without the Seller first having made adequate financial provision for the requirements of Section 13 hereof.

     (d) Piggy - Back Registration Rights. To the extent applicable, the Company hereby agrees to arrange through Hampshire Group, Limited a "cost-free" registration for all Hampshire Common Stock delivered pursuant to this Section 3 providing that Hampshire Group, Limited files a registration statement (other than a registration on Form 5-4 or S-8) under the Securities Act of 1933, as amended.

     (e) Certificate Endorsements. The certificates representing the shares of Vintage Common Stock and Hampshire Stock shall bear the following legend:

"The shares of stock represented by this Certificate have not been registered under the Securities Act of 1933, as amended, (the "Act") and may not be transferred unless a registration statement has been declared effective with respect to such shares, except in a transaction which, in the opinion of counsel to the issuing company qualifies as an exempt transaction under the Act and the rules and regulations promulgated thereunder."

"The shares of stock represented by this Certificate are subject to set-off as provided in an Agreement for Purchase of Assets dated as of January 1, 1995 between and among Vintage, Inc. and Segue, Ltd. and Neil Friedman."

The certificate representing the shares of Vintage Common Stock shall also bear the following legend:

"The shares of stock represented by this Certificate are subject to a Stockholders Agreement dated February 15, 1995 between Hampshire Designers, Inc. and Neil Friedman."

The certificate representing the shares of Hampshire Common Stock shall also bear the following legend:

"The shares of stock represented by this Certificate are subject to an absolute restriction on sale for two (2) years from issue."

     (t) Restriction on Sale of Shares. Each of Seller and Shareholder agrees not to sell or transfer the Hampshire Common Stock for a period of two (2) years from the Closing Date. Shareholder also agrees that he will not sell, transfer or assign the Vintage Common Stock unless sold in accordance with the Stockholders Agreement, attached hereto as Exhibit 31.

4. ADJUSTMENTS

     (a) To the extent that the Seller incurs any of the following pertaining to use of the Premises or the manufacture of Products for the Buyer, the following items shall be adjusted and allowed as of the Purchase Date

          (i) Real and personal property taxes and sales and use taxes;

          (ii) Electric, gas, telephone, water and sewer charges;

          (iii) Payroll expenses and payroll taxes (including vacation pay, whether accrued or otherwise);

          (iv) Reimbursable employee business expenses;

          (v) Employee benefit expenses, including, but not limited to, workmen's' compensation claims, group benefits and medical benefits (excluding such claims and benefits as are attributable to occurrences prior to the Purchase Date);

          (vi) Charges under maintenance and service contracts and fees under licenses included in Assumed Contracts; and

          (vii) Rentals for leased property under leases included in Assumed Contracts.

     (b) The adjustments described in Section 4(a) hereof shall be made on the Closing Date except with respect to any such adjustments which cannot be made on the Closing Date or as to which the parties are not in agreement on such date. As soon as possible after the Closing Date, but in any event not later than twenty (20) days after the Closing Date, representatives of the Seller and the Buyer shall complete a schedule itemizing all amounts requiring adjustment pursuant to Section 2(f) and 4(a) hereof which were not adjusted and paid for on the Closing Date. Any amount owed by Buyer or Seller to the other by reason of such adjustments shall be paid by corporate or personal check by the appropriate party to the other within three (3) business days after the approval of the schedule by the Buyer and the Seller. Any dispute between the Buyer and the Seller as to the items described in this Section 4 or in Section 2(f) hereof which does not exceed One Hundred Thousand Dollars ($100,000) shall be resolved by Arthur Anderson, independent certified public accountants, who shall resolve any such dispute referred to them by the Buyer and the Seller within twenty (20) days after such submission of the dispute, and determination of such accountants shall be conclusive and binding upon the parties for purposes of this Agreement. The Buyer and the Seller shall each pay fifty percent (50%) of the fee of such accountants for resolving any such dispute.

5. CLOSING

     (a) The closing under this Agreement ("The Closing") shall be effected by the delivery by the Seller of the executed Bill(s) of Sale, endorsement, assignments and such other instruments of transfer and conveyance sufficient to convey full and clear title to the Purchased Property and the delivery by the Buyer of the executed assumption agreement and the Purchase Price set forth herein. The Closing shall take place at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, on the Closing Date or at such other place as may be mutually agreed upon in writing by the Buyer and the Seller and the Shareholder.

6. REPRESENTATIONS AND WARRANTIES OF TILE SELLER AND SHAREHOLDER

     The Seller and the Shareholder jointly and severally represent and warrant to the Buyer as follows: (a) Organization and Standing. Segue, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is qualified to do business as a foreign corporation and is in good standing under the laws of each state where the nature of its business or character of its properties make such qualification necessary.

     (b) Ownership of Segue. The Articles of Incorporation of Segue Ltd., a true copy having been delivered to the Buyer, authorizes ten thousand (10,000) share of capital stock of one class of which one thousand (1,000) shares are issued and outstanding, all of which are owned by Friedman. There are no outstanding warrants or options, written or oral, to purchase shares of Segue and there are no understandings with present or former employees that they have any rights whatsoever to any ownership of Segue.

     (c) Corporate Authority. The Seller has full power and authority to execute and to perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority, and all corporate proceedings required to be taken by the Seller to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by the Seller of its obligations hereunder will not conflict with or violate any provision of Seller's Certificate of Incorporation or its By-Laws or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under any mortgage, lease, contract, agreement, indenture or other instrument or undertaking or any order, decree or judgment to which the Seller is a party or by which its property is bound.

     (d) Authority of Shareholder. The Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any individual, agency, or governmental authority.

     (e) Title to Purchased Property. The Seller owns all of the rights, title and interest in and to all of the Purchased Property free and clear of restrictions on, or conditions to transfer or assignment, and free and clear of all mortgages, liens, charges, pledges, claims, encumbrances, restrictions and security interest of any nature whatsoever other than those listed on Exhibit 15, attached hereto and made a part hereof. On the Closing Date, all of the Purchased Property shall be free and clear of restrictions on, or conditions to transfer or assignment, and free and clear of all mortgages, liens, charges, pledges, claims, encumbrances and security interests, except only those liens listed on Exhibit 14 hereto, if any.

     (f) Net Worth. Segue's net assets, excluding any intangible assets, are presently, and shall be as of the Purchase Date greater than One Hundred Thousand Dollars ($100,000).

     (g) Condition of Premises and Machinery and Equipment. Neither the Seller nor the Shareholder have any knowledge or information available to them of any material defect in the Premises, including without limitation any material defects which would render any part of the Premises unsuitable for the uses and purposes for which the Seller is currently using it, or any other material defects in the Premises, including, but not limited to, the fixtures and improvements thereon as of the Purchase Date or as of the Closing Date. The Machinery and Equipment are in good condition and are fit for the uses and purposes for which the Seller is currently using them as of the Purchase Date and the Closing Date. The Purchased Property constitutes all of the assets necessary to run the business of the Seller.

     (h) Inventory. Inventories are stated at the lower of cost or market - cost is determined using the first-in, first-out ("FIFO") method. Quantities on hand or in process do not exceed normal requirements of the Seller's business and all excess inventory has been reduced to realizable value less cost of distribution and normal gross margin. All Products manufactured by or for the Seller or sold by the Seller from and after January 1,1992, including, without limitation, the Finished Inventory, have been manufactured in accordance with all applicable customer specifications and standards and are fit for the end use for which they were or hereafter are purchased. The Seller manufactured such Products in accordance with all applicable federal, state and local laws, rules and regulations, including but not limited to OSHA, the Federal Food, Drug & Cosmetic Act and the Federal Fair Labor Standards Act; and the sale by the Buyer of any such Products manufactured by or for the Seller shall not result in the violation of such laws, rules or regulations because of any act or omission of the Seller in such manufacturing. The Other Inventory is of a type and quality usable and sellable in the ordinary course of business.

     (i) Compensation Due Transferred Employees. The Seller has delivered to the Buyer Exhibit 16, which includes a true and complete list showing the names and job descriptions of all Transferred Employees as of the Closing Date, together with a statement as to the full amount of compensation paid or payable to, or on behalf of, each employee of Segue, Ltd. for services rendered during the calendar years ended December 31,1993 and 1994, the current base compensation rate for each such person, the vacation earned but not taken, and the number of vacation days to which each such person is entitled in 1995. Except for any such benefits that may have accrued prior to the Closing Date, the Seller does not have any outstanding liability with respect to the Transferred Employees for payment of wages, vacation pay, salaries, bonuses, sick pay, severance pay, workmen's compensation, group benefits, medical benefits, reimbursable employee business expenses, pensions, contributions under any employee benefit plans or any other compensation, current or deferred, under any labor or employment contracts, whether oral or written, based upon or accruing with respect to those services of such employees performed prior to the Purchase Date, except as otherwise disclosed in the aforementioned Exhibit 16 and except for any payment due for the current payment or contribution period, such payment being in the ordinary course of business and consistent with past practices. The Seller has not, because of past practices or previous commitments with respect to the Transferred Employees, established any rights on the part of such employees to receive additional compensation or anything of value, including any claim to equity in the Seller or its assets, with respect to any period after the date hereof except as disclosed in the Agreement.

     (j) Union Agreements and Employment Agreements. The Seller is not now and never has been a party to any union agreement or similar agreement nor does the Seller have any agreement(s) with any Transferred Employees which are not described in Exhibits 14 and 16 attached hereto and made a part hereof.

     (k) Contracts and Agreements. The copies of the Assumed Contracts previously furnished by the Seller to the Buyer constitute true, correct and complete copies of all such agreements, reflecting all amendments to the Closing Date. The Seller has performed all of its obligations under the Assumed Contracts required to have been performed by it on or prior to the Closing Date hereunder, and the Seller has not received any notice of default, nor is the Seller in default, nor does any condition exist which with notice or lapse of time, or both, would render the Seller in default under any Assumed Contract. To the extent there are any product liability claims against either the Buyer or the Seller respecting any delivered product pursuant to a sale made by the Seller prior to the Closing Date, such claims shall be the responsibility of Seller and any damages suffered by Buyer in respect thereof shall be fully indefinable by Seller and Shareholder in favor of Buyer pursuant to Section 11 hereof.

     (1) Licenses and Permits. The licenses and permits listed on Exhibit 18, annexed hereto and made a part hereof, are the only licenses and permits currently required by Segue for the operations at the Premises and all such licenses and permits are in effect as of the date hereof. The Seller has no knowledge of any facts which would preclude the Buyer from obtaining any such licenses and permits upon proper submission by the Buyer of applications therefor, nor does the Seller have knowledge of any facts relating to the Buyer's use of the Machinery and Equipment for the continued use of the Premises which would require the Buyer to obtain any licenses or permits in addition to those described in Exhibit 18. The Seller has complied with all conditions or requirements imposed by such Licenses and Permits, and the Seller has not received any notice, nor does the Seller have knowledge, that any appropriate authority intends to cancel or terminate any of such Licenses or Permits or that valid grounds for such cancellation or termination currently exits.

     (m) Insurance. Exhibit 19, annexed hereto and made a part hereof, lists and describes all insurance policies now in force with respect to the Premises, the Purchased Property and the Transferred Employees. The Seller will continue in full force and effect through the Closing Date all such policies of insurance. The Seller has not been refused any insurance by any insurance carriers to which it has applied for insurance with respect to the Premises, the Purchased Property, or the Transferred Employees during the last two (2) years.

     (n) Litigation and Labor Disputes. Except as described in Exhibit 17, annexed hereto and made a part hereof, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened against the Seller at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the two year period preceding the date hereof; and except as described in Exhibit 17, the Seller is not in default with respect to any order, writ, injunction or decree, to which Seller(s) is a party or by which it or its property is bound, of any court or federal, state, municipal or governmental department, commission, board, agency or instrumentality, domestic or foreign; and except as described in Exhibit 17, there are no pending or, to the knowledge of the Seller, threatened labor disputes, actions or grievances between the Seller and any labor union or any employee or former employee of the Seller.

     (o) Compliance With Laws. To the best of the knowledge of the Seller and the Shareholder, the Seller is in compliance with all laws, statutes and ordinances and governmental requirements, relations and orders involving or affecting any of the Purchased Property or applicable to the manufacture of Products and the use of the Premises for such uses and purposes and, without limiting the foregoing, the Seller is in compliance with the provisions of the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6905 et seq. (the "Hazardous Waste Act"), applicable to all inventory, raw materials, work in process, supplies and other materials located on the Premises on the Purchase Date and as of the Closing Date. None of the Purchased Property constitutes, or would if deemed discarded constitute, "hazardous waste" as defined in Section 1004(5) of the Hazardous Waste Act.

     (p) Information. The Shareholder has supervised the gathering of information necessary to complete the Agreement documentation that supports the representations and warranties. The Seller and the Shareholder state that they have taken all reasonable steps to verify the accuracy of all information and documentation provided to the Buyer regarding the operation of Segue and the representations and warranties, and that each of the representations and warranties are true and correct as of the closing date.

     (q) Insignificant and Nonsubstantial Errors. Buyer understands that, even though the Seller and the Shareholder have exerted every effort to make the Agreement documentation, representations and warranties completely accurate, there could be insignificant or nonsubstantial errors, for any particular item or in the aggregate less than $5,000 due to unintentional oversight. Such errors shall not be considered a breach of this Agreement, but the Seller shall make every effort to promptly correct such errors when discovered or called to its attention and promptly reimburse the Buyer if the item was at the expense of the Buyer.

     (r) Notification Period for Shareholder. The Buyer further waives any rights or claims arising out of any inaccuracy in the representations and warranties of Shareholder as to which Buyer has not given written notification to the Seller and Shareholder of an asserted breach within three (3) years after the Closing, which notification must describe with specificity the nature of the asserted breach and the amount of the claim, provided that the three (3) year limitation shall not apply to a breach of Sections 6(a), (b), (c), (d), (e) or
(t).

     (s) Use of Name. The Buyer and any of its future affiliates shall have the right to use the name "Segue" and the Seller and none of its present or future affiliates shall use the name and any combination or similar name. The Buyer shall have the right to represent that it is carrying on business in succession to Segue. The Seller will on request of the Buyer and at the Buyer's expense, give notices to that effect to such of the Seller's customers, suppliers and others with whom the Seller has had business relations. The notices shall be in a form satisfactory to the Buyer.

     (t) Financial Statements. The financial condition of Segue is set forth in
(i) the unaudited financial statements for year ended December 31, 1994; and
(ii) the unaudited financial statements for year ended December 31,1993 with the opinion of Matthews and Co., Certified Public Accountants (hereinafter referred to jointly as the "Financial Statements"). The financial condition of Segue, as presented by the Financial Statements, does not in any material respect differ from the financial condition of Segue as will be presented by said audited and certified financial statements for the year ended December 31, 1994. In addition, on a historical basis, the financial condition of Seller on the Closing Date will not differ in any material respect from the financial condition of Seller as of the Purchase Date. The Seller has no liabilities not disclosed on the Financial Statements.

     (u) Freedman's Best Involvement Efforts. Friedman warrants and represents that he will fulfill his obligations as set forth in this Agreement and in his Employment Agreement described in Exhibit 32, attached hereto and made a part hereof.

     (v) Accredited Investors. The shares of stock are being acquired by the Seller for investment purposes only and not as a nominee or agent for the benefit of any person other than the Shareholder; and neither the Seller nor the Shareholder has any intentions of distributing, reselling, or reassigning, the shares of stock or any part thereof.

     The Seller and the Shareholder understand that the shares of stock have not been registered under the Securities Act of 1933, as amended ("The 1933 Act"), or under the laws of any jurisdiction and that neither the Buyer nor Hampshire does not contemplate and is under no obligation to so register the shares of stock.

     The Seller and Shareholder have been advised that Vintage, Inc. is a newly organized company capitalized with Two Hundred Thousand Dollars ($200,000) and that it has no operating history.

     The Seller and Shareholder have sufficient financial resources available to support the loss of all or a portion of the investment in the stock, and have no need for liquidity in the investment in the stock and are able to bear the economic risk of the investment. The Seller and Shareholder are sophisticated and experienced in investment matters; as a result, they are in a position to evaluate the investment in the stock. The Seller/Shareholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act.

7. REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     (a) Organization and Standing. Vintage, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, as of the Closing Date, will be duly qualified to transact business in the State of New York or shall have filed for and reasonably expect to receive such qualification and good standing.

     (b) Corporate Authority. The Buyer has full corporate power and authority to execute and perform in accordance with this Agreement, and this Agreement constitutes a valid and binding obligation of the Buyer. This Agreement and all transactions contemplated hereby have been duly authorized by all requisite corporate authority and all corporate proceedings required to be taken by Buyer to authorize it to carry out this Agreement and the transactions contemplated hereby have been duly and properly taken. The execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder will not conflict with or violate any provision of the Buyer's Certificate of Incorporation or its By-Laws or conflict with or violate any provisions of, or results in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking or any order, decree or judgment to which the Buyer is a party or by which it or its property is bound.

     (c) Shares Authorized and Outstanding. The Certificate of Incorporation of Vintage, Inc. authorizes Ten Thousand (10,000) shares of capital stock of which Five Thousand (5,000) shares have been designated as common stock, $0.10 par value per share (hereinafter referred to as "Vintage Common Stock"), and Five Thousand (5,000) shares have been designated as preferred stock, no par value (hereinafter referred to as "Vintage Preferred Stock"). As of the Closing Date, disregarding the issuance of shares of Vintage Common Stock as provided hereunder, there are Four Hundred (400) shares of Vintage Common Stock issued and outstanding and One Thousand Eight Hundred (1,800) shares of Vintage Preferred Stock issued and outstanding all of which are owned by Hampshire Designers, Inc. ("Hampshire").

     (d) Buyer's Effort to Remove Conditions. The Buyer will use its commercially reasonable efforts to satisfy and remove any condition to the Buyer's performance at Closing under this Agreement.

     (e) Products Liability Claims. To the extent there are any products liability claims against the Buyer respecting any products pursuant to a sale made by the Buyer subsequent to the Closing date, such claims shall be the responsibility of Buyer and shall not be indefinable by Seller.

8. COVENANTS

     (a) Bulk Sales Compliance. Buyer agrees to waive the requirement that Seller comply with the sections of the New York State Uniform Commercial Code relating to bulk transfers (the "Bulk Sales Law").

     (b) Records. The Seller and the Shareholder shall jointly preserve the books and records relating to Transferred Employees and former employees of Segue, the manufacture of Products and other matters for a period of at least three (3) years after the Closing Date and shall, during such period and upon reasonable notice, grant the Buyer access to such records during normal business hours for the purpose of allowing the Buyer to verify information which the Buyer may require in connection with the transfer from the Seller to the Buyer of the operations and employees.

     (c) Licenses and Permits. From and after the date hereof, the Seller shall use its best efforts in arranging the transfer from the Seller to the Buyer, or the issuance directly to the Buyer, of the Licenses and Permits described in
Exhibit 17 hereto.

     (d) Operation of Business. During the period between the date hereof and the Closing Date, the Seller shall conduct the operations with respect to the manufacture of Products in the ordinary course of business consistent with its prior business practices and shall not sell or encumber any item of the Purchased Property without the prior written consent of the Buyer. The Seller and Shareholder shall use their best efforts through the Closing Date to preserve the business and suppliers of the Seller's with respect to the manufacture of Products.

     (e) Employees. During the period between the date hereof and the Closing Date, the Seller and Shareholder will use their best efforts to keep available the Seller's present employees now employed in the business for transfer to and employment by the Buyer, without making any increase after the date hereof in the compensation or benefits, current or deferred, provided to such employees, without the prior written consent of the Buyer, except as required under any contract listed on Exhibit 14 in effect as of the Purchase Date.

     On and as of the Closing Date, the Buyer shall offer employment and become the employer of all employees of the Seller listed on Exhibit 16 annexed hereto who accept such offer and are then engaged in the operation and continue in an active work status. The Seller shall, at the time and in the manner requested by the Buyer, inform all Transferred Employees of the termination of their employment by Segue as of the Closing Date and the Buyer and the Seller shall promptly notify the Transferred Employees of Buyer's offer of employment as of the Closing Date. To the extent there exist, prior to the Closing Date, any unpaid accrued benefits of the type referenced in Section 6(i) hereof, Seller shall be responsible for payment thereof. Nothing in this Agreement shall be construed so as to entitle any employee of Segue to severance or other similar pay under any agreement or understanding with the Seller. Except as may be specifically required by applicable law or any agreement assumed by the Buyer, the Buyer shall not be obligated to continue the employment relationship of any Transferred Employee.

     The Seller shall be solely responsible for any liabilities, obligations and expenses which may be suffered by the Seller or the Buyer as the result of claims asserted against the Seller or the Buyer as a consequence of the termination by the Seller of Transferred Employees or any other employees or former employees or any plans or benefits applicable to any of them or as the result of any other claims of any such employees or former employees.

     Without limiting the foregoing, the Buyer will not assume and the Seller shall indemnify and hold the Buyer harmless against:

          (i) Disability, health and medical, life, safety and worker compensation claims of present or former employees of the Seller arising from acts or occurrences prior to the Closing Date;

          (ii)NLRB or employment discrimination or grievance charges of present or former employees arising during employment by the Seller or from the Seller's acts or omissions prior to the Closing Date;

          (iii) Savings, profit sharing, deferred compensation, retirement benefits, incentive, bonus and termination pay payable to the Seller's present or former employees for service with the Seller;

          (iv) Any liabilities or obligations to present or former employees of the Seller which are based on acts or omissions of Seller arising prior to the Closing Date.

     The Seller shall be responsible for the items listed in clause (i) through
(iv) above whether or not claims or charges with respect thereto were asserted before the Purchase Date, or the employees, or former employers, of the Seller to which the item relates become employees of the Buyer.

     Any and all present or former employees of the Seller, or any entity now or previously affiliated with the Seller, not hired by the Buyer, either at the Closing Date or subsequent thereto, will remain the sole responsibility of the Seller, and the Seller shall indemnify and hold the Buyer harmless from all liabilities, obligations and expenses which may be suffered by Buyer as the result of any claim against the Buyer by or relating to any such employee.

     (f) Covenant Not To Compete. Subject to that certain Stockholder Agreement between Hampshire Designers, Inc. and Neil Friedman dated February 15, 1995 and that certain Employment Agreement between Vintage, Inc. and Neil Friedman dated February 15, 1995, neither the Seller nor the Shareholder shall:

          (i) Compete, either directly or indirectly, with the Buyer in the manufacture or sale of Products in any geographic area in which the Seller manufactured or sold Products during the two year period ended December 31, 1994, or in which the Buyer or any successor thereto then manufactures or sells Products; or

          (ii) Interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Buyer and any customer, supplier or employee of the Buyer.

     It is the desire and intent of the parties that the provisions of this
Section 9(f) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular subsection or portion of this Section 9(f) shall be adjudicated to be invalid or unenforceable, this Section 8(f) shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable; such deletion to apply only with respect to the operation of this Section 8(1) in the particular jurisdiction in which such adjudication is made.

     (g) Removal of Hazardous Waste. Prior to the Closing Date, the Seller shall have removed from the Premises any of its inventory, raw materials, work in process, supplies and any other materials which constitute "Hazardous Waste" as defined in Section 1004(5) of the Hazardous Waste Act (all of such materials being hereinafter referred to as "Hazardous Waste"). In determining whether any of its inventory, raw materials, work in process, supplies and other materials might constitute Hazardous Waste, Seller shall consider all of such inventory and materials located on the Premises after the Purchase Date to be "discarded material" for purposes of the definition of "solid waste" set forth in Section 1004(27) of the Hazardous Waste Act.

     (h) Life Insurance. The Buyer may, at its election and for its benefit, insure Friedman against accidental loss or death for an amount not to exceed Two Million Dollars ($2,000,000) and Friedman shall agree to submit to such physical examinations, supply such information and take such other steps as may be required in connection therewith.

     (i) Leases. From and after the date hereof, the Seller shall use its best efforts in arranging the assignment or subletting to Vintage, or execution of new leases in the name of Vintage on substantially as favorable terms as those contained in, those real estate and other leases under which the Seller conducted its business prior to the Closing Date, which is identified by the Buyer after the date hereof as leases which it desires to assume or otherwise operate under.

     (j) Compliance with Laws. If the Seller is not in compliance to the extent set forth in Section 6(o) hereof, the Seller shall use its best efforts to ensure such compliance and to correct any violations of such laws, statutes, ordinances, governmental requirements, relations and orders.

9. CONDITIONS PRECEDENT OF THE BUYER

     The obligations of the Buyer hereunder are subject to the satisfaction of the following conditions on or prior to the Closing Date, any of which may be waived by the Buyer, in its sold option:

     (a) Representations and Warranties True at Closing. The representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date and such representations and warranties shall be deemed made at and as of such date, except as otherwise expressly provided herein.

     (b) Seller's and Shareholder's Compliance with Agreement. The Seller and the Shareholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     (c) Opinion of Seller's Counsel. The Seller shall have delivered to the Buyer at the Closing an opinion of Baratta & Goldstein, Attorneys at Law, dated the Closing Date, to the effect that:

          (i) Segue, Ltd. is a corporation duly organized, validly existing and in good standing under the laws of the State of California,

          (ii) Sellers have full corporate power and authority to sell the Purchased Property to the Buyer;

          (iii) All corporate proceedings required to be taken by the Seller to authorize it to carry out this Agreement and the transactions contemplated herein have been duly and properly taken, and this Agreement has been duly and validly executed and constitutes the valid and binding obligation of the Seller and the Shareholder in accordance with its terms;

          (iv) The instruments of conveyance delivered by the Seller to the Buyer at the Closing have been duly authorized and validly executed and constitute valid and binding instruments of conveyance of the Seller in accordance with their respective terms; and

          (v) The execution and delivery of this Agreement, and the performance of the Seller and the Shareholder of their obligations hereunder will not conflict or violate any provision of Segue's Certificate of Incorporation or its By-Laws or conflict with or violate any provisions of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, of which such counsel has knowledge, or any order decree or judgment, of which such counsel has knowledge, to which the Seller is a party or by which any of them or their property is bound.

     (d) Injunction: Strike. On the Closing Date, there shall be no effective, and no person has sought, an injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided and the employees of the Seller, at the Premises, shall not be on strike or threatening to strike or disruption of the Seller's business.

     (e) Casualty. Neither the Purchased Property nor any substantial portion thereof shall have been adversely affected in any material way as a result of any fire, accident, flood or other casualty or act of God or the public enemy, nor shall any substantial portion of the Purchased Property have been stolen, taken by eminent domain or subject to condemnation.

     (t) Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the Board of Directors and Shareholder of Segue, authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary, together with a certificate of the President and the Secretary of Segue dated the Closing Date, certifying in such detail as the Buyer may request to the fulfillment of the conditions specified in subsection 9(a) and (b) above.

     (g) Lease. A new lease or sublet agreement for the Premises, in the name of Vintage, shall have been executed by all parties thereto and delivered at the Closing and Vintage shall post reasonable additional security respecting such lease if so required by the landlord of the Property.

     (h) No Material Adverse Change in Business. There shall have been no developments or changes in the business of the Seller since December 31, 1994, which would have a material adverse effect on the value of its business or on the Purchased Property or goodwill of the Seller.

     (i) Consents. On or prior to the Closing Date, the Seller shall have obtained all consents and authorizations required from its lenders or any other third parties to execute and deliver this Agreement and to carry out the transactions contemplated hereby or otherwise required in order to permit the Buyer to conduct business at the Premises and manufacture Products in substantially the same manner as the Seller conducted business and manufactured Products prior to the Closing.

     (j) Employment Agreement. Friedman shall have executed an Employment Agreement with Vintage substantially in the form of the draft Employment Agreement attached hereto as Exhibit 32.

     (k) Shareholders' Agreement. Friedman and Hampshire, the two shareholders of Vintage, shall have executed a shareholders' agreement providing in respect to Vintage, among other things: (x) the dividend policy; (y) method of election of a Board of Directors; and (z) a buy-sell provision, substantially in the form of the draft Stockholders' Agreement attached hereto as Exhibit 31.

10. CONDITIONS PRECEDENT OF THE SELLER AND SHAREHOLDER

     The obligations of the Seller and the Shareholder hereunder are subject to the satisfaction of the following conditions that on or prior to the Closing Date, any one of which may be waived by the Seller and the Shareholder, in their sole option:

     (a) Subordinated Note. The subordinated note payable to Deborah Friedman by Segue and assumed by the Buyer in the amount of Six Hundred and Eighty-Nine Thousand, Three-Hundred Twenty-One and 02/100 Dollars ($689,321.02) shall be paid in full by Vintage, Inc. simultaneous with the Closing under this Agreement.

     (b) Representations and Warranties True at Closing. The representations and warranties of the Buyer contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date, except as otherwise contemplated herein.

     (c) Buyer's Compliance with Agreement. The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     (d) Resolutions and Buyer's Certificate. The Buyer shall have delivered to the Seller copies of the resolutions of the Board of Directors of the Buyer authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its Secretary together with a certificate of the President and the Secretary of the Buyer, dated the Closing Date, certifying in such detail as the Seller may request to the fulfillment of the conditions specified in subsections 10(a) and (b) above.

     (e) Opinion of Buyer's Counsel. The Buyer shall have delivered to Seller at the Closing an opinion of Willkie Farr & Gallagher, Attorneys at Law, dated the Closing Date, to the effect that according to its knowledge:

          (i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (ii) The Buyer has full corporate power and authority to purchase the Purchased Property from the Seller;

          (iii) All corporate proceedings required to be taken by the Buyer to authorize it to carry out this Agreement and the Assignment and Assumption Agreement and the transactions contemplated herein and therein have been duly and properly taken, and this Agreement, and the Assignment and Assumption Agreement constitute valid and binding obligations of the Buyer in accordance with their terms; and

          (iv) The execution and delivery of this Agreement, and the Assignment and Assumption Agreement, and the performance by the Buyer of its obligations hereunder and thereunder, will in no way conflict with or violate any provision of the Buyer's Certificate of Incorporation or its By-Laws or conflict with or violate any provision of, or result in a default or acceleration of any obligation under, any mortgage, lease, contract, agreement, indenture, or other instrument or undertaking, of which such counsel has knowledge, or any order, decree or judgment, or which such counsel has knowledge, to which the Buyer is a party or by which it or its property is bound.

     (f) Parent Company Contribution. The Buyer has received from Hampshire Designers, Inc., its parent company, a One Million, Two Hundred and Fifty Thousand Dollar ($1,250,000) cash transfer which shall have been designated as Twenty Thousand Dollars ($20,000) in exchange for Four Hundred (400) shares of Vintage Common Stock; One Hundred and Eighty Thousand Dollars ($180,000) in exchange for One Thousand-Eight Hundred (1,800) shares of Vintage Preferred Stock; Eight Hundred Thousand Dollars ($800,000) Subordinated Note Payable (Exhibit 34); and Two Hundred and Fifty Thousand Dollars ($250,000) intercompany advances payable.

     (g) Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

11. INDEMNIFICATION

     (a) The Seller and the Shareholder shall jointly and severally indemnify and hold the Buyer harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranties or covenants of the Seller or the Shareholder contained in this Agreement;

          (ii) Any and all claims, other than liabilities of the Seller expressly assumed by the Buyer under this Agreement, which are asserted by persons who are not parties to this Agreement against the Buyer or the Purchased Property arising out of any claim or alleged claim against the Seller, including, but not limited to claims arising out of Buyer's waiver of and the resulting failure of Seller to comply with the Bulk Sales Law or any violation thereof, and without regard to whether such claims exist on the Closing Date or arise at any time thereafter;

          (iii) Any claim by customers of the Buyer or the ultimate purchaser or user of Products manufactured by the Seller or of Finished Inventory based upon defects or alleged defects therein, provided that the Buyer is reasonably satisfied that such goods are defective or otherwise not acceptable to the customer for commercially sound reasons;

          (iv) Any liabilities of the Seller which are not expressly assumed by the Buyer under the terms of this Agreement; or

          (v) Any and all claims asserted in respect of the conduct by the Seller of its business at the Premises prior to the Closing without regard to whether such claims exist on the Closing Date or arise at any time thereafter, and any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

     (b) The Buyer shall indemnify and hold the Seller harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including, but not limited to reasonable attorneys' fees, arising out of or due to:

          (i) A breach of any representations, warranty or covenant of the Buyer contained in this Agreement; and

          (ii) The Buyer's failure to perform Assumed Contracts and any and all actions, suites, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

          (iii) Any and all claims asserted in respect to the conduct by the Buyer of its business after the Closing, and any all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing.

     (c) (i) If a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, but in any event within thirty (30) days action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given).

12.   SHAREHOLDER'S GUARANTEE

     The Shareholder hereby guarantees to the Buyer full payment or the performance of the Seller in all respects. Pursuant to this Section 12, the Buyer is entitled immediately to deduct any sum due to the Buyer under this Agreement from the Hampshire Common Stock to be delivered to the Seller pursuant to Section 3(c) hereof; the vintage Common stock; dividends, bonus or salary payable to the Shareholder or from any other monies owed to the Shareholder without first seeking recourse against the Seller.

13. BUYER'S RIGHT OF SET-OFF

     In the event that the Buyer has one or more claims under this Agreement against the Seller or the Shareholder reasonably alleging a breach of or claim under one or more of the provisions hereof and notifies the Seller and the Shareholder in writing of the amount of and reasonable basis for such claims on or prior to the third anniversary of the Closing, the Buyer shall deduct the amount from (x) the Hampshire Common Stock; (y) the Vintage Common Stock; and/or
(z) the salary, bonus and dividends payable to the Shareholder from Vintage; and the amount shall be paid to the Seller/Shareholder only upon: (i) a final and unappealable court order directing such payment; or (ii) such date, if any, as may be agreed upon in writing by the Buyer and the Seller, whichever first occurs. The Buyer's rights set forth in this Section 13 shall be in addition to, and shall not in any way limit or restrict, the Buyer's other rights and remedies arising under this Agreement or by law or otherwise.

     Without limiting the foregoing, not withstanding the agreement by the parties hereto who waive compliance with any bulk sale law, the Seller and the Shareholder agree that if the Buyer is required, due to application of any Bulk Sales Law or otherwise, to pay debts or other liabilities of the Seller, the Buyer may deduct the amount of all such payments made by it in the same manner set forth in the above paragraph.

14.   BROKERAGE

     The Seller and the Buyer represent and warrant to each other that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and the Shareholder directly with the Buyer and without the intervention of any broker, finder or other third party.

15. NOTICES

     All notices, requirements, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered mail, postage prepaid, return receipt requested, as follows:

If to the Shareholder:                     With copy to:
Segue, Ltd.                                Joseph P. Baratta, Esquire
Attn: President                            Baratta & Goldstein
102 West 38th Street                       597 Fifth Avenue
New York, NY 10018                         New York, NY 10017

If to the Shareholder:                     With copy to:
Mr. Neil Friedman                          Joseph P. Baratta, Esquire
37 Hemlock Ridge Road                      Baratta & Goldstein
Weston, CT 06883                           597 Fifth Avenue
                                           New York, NY 10017
If to Buyer:                               With copy to:
Vintage, Inc.                              Harvey Sperry, Esquire
Attn: Secretary                            Willkie Farr & Gallagher
Post Office Box 2667                       1 Citicorp Center
215 Commerce Boulevard                     153 East 53rd Street
Anderson, SC 29622                         New York, New York 10022
                                                    and
Mr. Eugene Warsaw, President
Hampshire Designers, Inc.
1372 Broadway, 20th Floor
New York, New York 10018

or to such other address or to such other person as the Seller, the Shareholder or the Buyer shall have last designated by notice to the other party.

16. NATURE AND SURVIVAL OF REPRESENTATIONS

     All statements contained in any certificate or other instrument delivered by or on behalf of the Buyer or the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Buyer and by the Seller, respectively, hereunder. All representations and warranties and agreements made by the parties hereto in this Agreement or pursuant hereto shall survive the closing hereunder.

17.   EXPENSES

     The parties hereto shall bear their respective expenses in connection with the transactions herein contemplated.

18. TERMINATION

     If the Closing hereunder is not held, the parties shall nonetheless have their other respective rights or remedies now or hereafter existing at law or in equity or by statute; provided, however, that if an action, suit or proceeding with respect to right or remedies arising because the Closing hereunder does not occur or is not commenced on or before February 28, 1995, the Agreement shall be terminated as of that date and neither Buyer nor Seller shall have any further rights or obligation hereunder.

19. PARTIES

     Nothing contained in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained; this Agreement being intended to be and being for the sole and exclusive benefit of the parties hereto and their respective successors and for the benefit of no other person or corporation.

20. NEW YORK LAW TO GOVERN

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

21.   SEVERABILITY

     If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

22. COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original if executed by Purchaser and all of which together shall constitute one and the same instrument.

23. ENTIRE AGREEMENT; MODIFICATION

     This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and no representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by any party which is not set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first hereinabove written.

ATTEST:

SEGUE, LTD., SELLER
/s/ Neil Friedman
--------------------
Its President

WITNESS:



SHAREHOLDER:
/s/ Neil Friedman
--------------------
Neil Friedman

ATTEST:
/s/ Charles W. Clayton
---------------------
Charles W. Clayton
Its Secretary

VINTAGE, INC., BUYER

/s/ Eugene Warsaw
---------------------
By Eugene Warsaw
Its President and Chief Executive Officer